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                                   EXHIBIT 23

                          INDEPENDENT AUDITOR'S CONSENT


The Plan Administrators
Waddell & Reed Financial, Inc. 401(k) and Thrift Plan:

We consent to incorporation by reference in the Registration Statements (Form S-8 No. 333-47567 and Form S-8 No. 333-69897) of Waddell & Reed Financial, Inc. 401(k) and Thrift Plan of our report dated June 2, 2000, relating to the statements of net assets available for benefits of the Waddell & Reed Financial, Inc. 401(k) and Thrift Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this Annual Report on Form 11-K for the year ended December 31, 1999.



Kansas City, Missouri
June 20, 2000